Exhibit 99.1

Citizens & Northern Corporation and Monument Bancorp, Inc.

Announce Completion of Merger

April 1, 2019 For Immediate Release	Contact: Charity Frantz 570-724-0225 charityf@cnbankpa.com

WELLSBORO, PA. and DOYLESTOWN, PA. -- Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC), headquartered in Wellsboro, Pennsylvania, and Monument Bancorp, Inc. (“Monument”), headquartered in Doylestown, Pennsylvania, announced the completion of their merger as of April 1, 2019. The parties previously announced the execution of an agreement and plan of merger on September 28, 2018. Under the merger agreement, Monument merged with and into C&N and Monument’s bank subsidiary, Monument Bank, merged into C&N’s bank subsidiary, Citizens & Northern Bank.

C&N’s President and CEO, Brad Scovill, said, “We are excited to bring our two community banking institutions together and proud to welcome the Monument Bank Team and customers to the C&N family. Our common cultures and collective resources position us to create and enhance relationships in the attractive and growing Bucks County market. It is a very positive step forward in our growth strategy to seek acquisitions that leverage our capital, create scale and expand our geographic footprint.”

In the transaction, Monument shareholders will elect to receive either 1.0144 shares of C&N common stock or $28.10 in cash for each share of Monument common stock owned, subject to proration to ensure that, overall, 20% of the Monument shares will be converted into cash and 80% of the Monument shares will be converted into C&N stock. The election and pro-ration process commenced in late March 2019 and will be completed on April 24, 2019. Holders of Monument common stock prior to the consummation of the merger will own approximately 9.4% of C&N’s common stock outstanding following the merger.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, which operates 25 banking offices located in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York as well as a loan production office in Elmira, New York. As of December 31, 2018, C&N had consolidated assets of $1.3 billion. Monument was the holding company of Monument Bank, which operated two community bank offices and one loan production office in Bucks County. Monument had assets of $363 million as of December 31, 2018. The combined organization is projected to have approximately $1.7 billion in assets.

Upon consummation of the transaction, Clark S. Frame, who was Chairman of the Board of Monument, now joins C&N’s Board of Directors. Monument Bank’s management team of Chris Nardo, Market President, Michelle Pedersen, Regional Director of Commercial Lending, and Ben Crowley, Regional Manager of Retail Banking, will continue as market leaders for C&N to strengthen and build upon local relationships in the market area.

Mr. Nardo stated, “We are enthusiastic about joining the C&N Team. Becoming part of an institution focused on building long-lasting relationships and delivering quality community banking products and services expands our capacity to meet the needs of our customers. With C&N’s strong capital position and expanded product suite, we will further enhance our reputation for quality personal service in the Southeastern PA region. Together, we will continue to create value for our customers, employees, communities, and shareholders.”

Additional information about the transaction will be filed with a Current Report on Form 8-K by C&N shortly.

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Forward Looking Statements

This news release may contain “forward-looking statements” which are made in good faith by C&N. These forward-looking statements include statements with respect to C&N’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important economic, regulatory, legal, technological, and other factors that could cause C&N’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward- looking statements. C&N cautions that the foregoing factors are not exclusive. C&N does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of C&N.

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